Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by Armada Acquisition Corp. II of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a nominee to the board of directors of Armada Acquisition Corp. II. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 25, 2025

Name: Thomas A. Decker

/s/ Thomas A. Decker
Signature